EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 08/17/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.51%	-4.09%	-1.96%
Class B Units	-0.53%	-4.13%	-2.49%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED AUGUST 17, 2007

The Grant Park Futures Fund sustained small trading losses during the past week.  Positions in the currency and soft/agricultural commodities sectors were responsible for the bulk of setbacks; gains came primarily from the interest rate sector.

Positions in the currency sector were responsible for the majority of losses during the week.   Short positions in the Japanese yen were dealt the largest setbacks as that currency rallied as much as 11% against some of its major trading partners.  The spike in the value of the yen came as traders, looking to lessen their exposure to risk while also trying to compensate for equity trading losses, unwound positions in which they initially borrowed yen in order to buy assets denominated in higher yielding currencies.  Positions in the cross-rate markets were hardest hit as the yen rallied more than 10% against the Australian dollar and 11.5% relative to the New Zealand dollar.

Long positions in the soft agricultural commodities sector lost ground as grain prices ended the week at lower levels.  Positions in the soybean complex were hit the hardest as rains over U.S. growing regions resulted in lower prices for beans, bean oil and bean meal.  Coffee prices also fell during the week, adding to losses in the sector.

Lastly, long positions in the interest rate sector reported gains as prices for fixed income products rallied around the globe.  The ongoing volatility in the world’s equity markets contributed to the rally in bond markets as investors continued to purchase government-backed securities as an alternative to stocks and corporate debt.  The rally in fixed income was further aided at week’s end after the U.S. Federal Reserve Bank opted to lower the discount rate in an effort to prevent liquidity problems at U.S. lending institutions.  Long positions in Japanese Government Bonds, Eurodollars and Ten-year notes posted the largest gains.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE.  HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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